As filed with the Securities and Exchange Commission on May 21, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

THE EASTERN COMPANY
(Exact name of registrant as specified in its charter)

Connecticut	06-0330020
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
112 Bridge Street
Naugatuck, Connecticut 06770
(Address, including zip code of registrant’s principal executive offices)

THE EASTERN COMPANY 2020 STOCK INCENTIVE PLAN
(Full title of the Plans)

 John L. Sullivan III
Vice President and Chief Financial Officer
112 Bridge Street
Naugatuck, Connecticut 06770
(203) 729-2255
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
Scott W. Goodman, Esq.
Day Pitney LLP
605 Third Avenue, 31st Floor
New York, New York 10158
(212) 297-2436

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ◻	Accelerated filer ⌧
Non-accelerated filer ◻	Smaller reporting company ⌧
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	802,728	$15.69	$12,594,802.32	$1,634.81

(1)
Represents shares that are or may become available for issuance under The Eastern Company 2020 Stock Incentive Plan (the “2020 Plan”), consisting of (a) 500,000 newly authorized shares available for issuance under the Plan, (b) 178,500 shares that were available for issuance under The Eastern Company 2010 Executive Stock Incentive Plan (the “Prior Plan”) immediately prior to its termination, which have become available for issuance under the 2020 Plan, (c) 25,832 shares underlying awards that were outstanding under the Prior Plan as of its termination and have subsequently lapsed, expired, terminated, ceased to be exercisable or been forfeited without the issuance of such shares, which have become available for grants under the 2020 Plan, (d) 82,000 shares underlying awards that are currently outstanding under the Prior Plan that may lapse, expire, terminate, cease to be exercisable or be forfeited and thereby become available for future issuance under the 2020 Plan, and (e) 16,396 shares that remain available under the Directors’ Fee Program and have become available for issuance under the 2020 Plan.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers an indeterminate number of shares of common stock that may be issuable pursuant to anti-dilution provisions contained in The Eastern Company 2020 Stock Incentive Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and low prices of the common stock of the Company as reported on the Nasdaq Global Select Market on May 14, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Not filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.*
Not filed with this Registration Statement.

*
All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Documents Incorporated By Reference.
The following documents filed by The Eastern Company (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the Commission on March 5, 2020.

2.
Portions of the Company’s definitive proxy statement on Schedule 14A filed with the SEC on March 5, 2020 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 28, 2019.

3.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2020, filed with the Commission on May 6, 2020.

4.	The Company’s Current Report on Form 8-K filed with the Commission on April 30, 2020.

5.
The description of the Company’s common stock, no par value (the “Common Stock”), contained in the Registration Statement on Form 8-A originally filed with the Commission on December 14, 2011, and any amendment or report filed for the purpose of updating such description.

In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated herein by reference and are a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, no document or portion thereof, or exhibit to a document, that is “furnished” to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior to, on or subsequent to the date hereof, shall be incorporated herein by reference.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Connecticut Business Corporation Act. Sections 33-770 through 33-776 of the Connecticut Business Corporation Act provide that a corporation that, like the Company, was incorporated under the laws of the State of Connecticut prior to January 1, 1997, shall, except to the extent otherwise specifically provided in its certificate of incorporation, indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, including attorneys’ fees, for actions brought against him in his capacity as a director or officer, when it is determined by certain disinterested parties that he acted in good faith in a manner he reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his conduct was unlawful. The director or officer must be indemnified when he is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he is entitled to indemnification or that it is fair and reasonable that the director or officer be indemnified. In connection with shareholder derivative suits, the director or officer may not be indemnified except for reasonable expenses incurred in connection with the proceeding (and then only if it is determined that he met the relevant standard of conduct described above), subject, however, to courts’ power under Section 33-774 to order indemnification. Unless ordered by a court under Section 33-774, a corporation may not indemnify a director with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not he was acting in his official capacity.
Certificate of Incorporation. Article Tenth of the Restated Certificate of Incorporation of the Company, as amended, and limit the personal liability of the directors to the Company or its shareholders for monetary damages for any breach of duty as a director to an amount equal to the compensation received by the director for serving the Company during the year of the violation.  However, as provided in Section 33-636(b)(4) of the Connecticut General Statutes, the protection does not extend to acts or omissions of the directors that involve a knowing and culpable violation of law, enable the director or an associate to receive an improper personal economic gain, show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Company, constitute a sustained and unexcused pattern of inattention amounting to an abdication of the director's duty to the Company, or involve unlawful distributions to the director.
By-laws. The Bylaws of the Company, as amended (the “Bylaws”), also require the indemnification of the directors and officers of the Company. Article IX of the Bylaws provides that the Company shall to the fullest extent permitted by the Connecticut General Statutes, as amended from time to time, indemnify each person whom it may indemnify pursuant thereto, and may provide such indemnification to persons and circumstances not expressly covered by said statutes, including matters relating to Federal and state securities laws, as the Board of Directors of the Company may determine from time to time and as is not expressly prohibited by law
Directors and Officers Insurance. The Company has also obtained directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of the Company against certain damages and expenses because of certain claims made against them which are caused by their negligent act, error or omission.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

5.1	Opinion of Day Pitney LLP (filed herewith)

23.1	Consent of Fiondella, Milone & Saracina LLP (filed herewith)

23.2	Consent of Day Pitney LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page hereto)

99.1	The Eastern Company 2020 Stock Incentive Plan (filed herewith)

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Naugatuck, State of Connecticut, on May 21, 2020.

THE EASTERN COMPANY

By:	/s/ John L. Sullivan III
John L. Sullivan III Vice President and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints August M. Vlak, John L. Sullivan and Dirk Wieland as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ August M. Vlak August M. Vlak	President, Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2020
/s/ John L. Sullivan III John L. Sullivan III	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 21, 2020
/s/ James A. Mitarotonda James A. Mitarotonda	Chairman of the Board	May 21, 2020
/s/ Fredrick D. DiSanto Fredrick D. DiSanto	Director	May 21, 2020
/s/ John W. Everets John W. Everets	Director	May 21, 2020
/s/ Charles W. Henry Charles W. Henry	Director	May 21, 2020
/s/ Michael A. McManus Michael A. McManus	Director	May 21, 2020
/s/ Peggy Scott Peggy Scott	Director	May 21, 2020